NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 06, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 25, 2026, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of Clearwater Analytics Holdings, Inc. and GT Silver Merger Sub, Inc., a wholly owned subsidiary of GT Silver BidCo, Inc., are each affiliated with the Permira Investors, a Permira and Warburg Pincus-led Investor Group (the Investor Group), with participation from Temasek.became effective before market open on June 25, 2026. Each share of Common Stock of Clearwater Analytics Holdings, Inc. was converted into USD 24.55 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 25, 2026.